Royal Bank of Canada Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement No. 333-275898

Market Linked Securities—Auto-Callable with Fixed Coupon and Geared Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Amazon.com, Inc. due January 27, 2028

Term Sheet dated July 22, 2026

Summary of Terms

Issuer:	Royal Bank of Canada
Market Measure:	The common stock of Amazon.com, Inc. (the “Underlying Stock”)
Pricing Date:	July 22, 2026
Issue Date:	July 27, 2026
Final Calculation Day:	January 24, 2028
Stated Maturity Date:	January 27, 2028
Face Amount:	$1,000 per security
Coupon Payment:	On each coupon payment date, you will receive a fixed coupon payment at a per annum rate equal to the coupon rate. Each “coupon payment” will be calculated per security as follows: ($1,000 × coupon rate)/4.
Coupon Payment Dates:	Quarterly, on the 27th day of each January, April, July and October, commencing October 2026 and ending on the stated maturity date
Coupon Rate:	At least 9.60% per annum, to be determined on the pricing date
Automatic Call:	If the closing value of the Underlying Stock on any of the quarterly call dates is greater than or equal to the starting value, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus a final coupon payment.
Call Dates:	Quarterly, on the third business day prior to each coupon payment date scheduled to occur from January 2027 to October 2027
Call Settlement Date:	The coupon payment date immediately following the applicable call date
Maturity Payment Amount, if the Securities Are Not Automatically Called (per Security):

•  if the ending value is greater than or equal to the threshold value: a cash payment in U.S. dollars equal to $1,000; or

•  if the ending value is less than the threshold value: a number of shares of the Underlying Stock equal to the share delivery amount. Fractional shares will be paid in cash in an amount equal to the number of fractional shares multiplied by the ending value.

Share Delivery Amount:	A number of shares of the Underlying Stock equal to the product of (i) $1,000 divided by the threshold value and (ii) the adjustment factor as of the stated maturity date (rounded to five decimal places). The adjustment factor is initially set equal to 1.0 on the pricing date. The share delivery amount is subject to adjustment for certain corporate events relating to the Underlying Stock.
Starting Value:	The closing value of the Underlying Stock on the pricing date
Ending Value:	The closing value of the Underlying Stock on the final calculation day
Threshold Value:	85% of the starting value
Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”), an affiliate of the issuer
Denominations:	$1,000 and any integral multiple of $1,000

Summary of Terms (continued)

Agent Discount:	Up to 2.075%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 1.50% and WFS may pay 0.075% of the agent’s discount to WFA as a distribution expense fee. In addition, selected dealers may receive a fee of up to 0.20% for marketing and other services
CUSIP:	78015QYW5

Hypothetical Payout Profile (maturity payment amount)*

*If the ending value is less than the threshold value, you will receive on the stated maturity date per security a number of shares of the Underlying Stock equal to the share delivery amount. Fractional shares will be paid in cash. For purposes of the above profile, the value of the shares received is calculated based on the ending value. The actual value of any shares received on the stated maturity date will depend on the closing value of the Underlying Stock on the stated maturity date, which may be less than the ending value.

If the securities are not automatically called prior to stated maturity and the ending value is less than the threshold value, you will receive at maturity a number of shares of the Underlying Stock that will likely be worth less than the face amount of your securities and could be worth nothing. The actual value of the shares you receive at maturity will depend on the closing value of the Underlying Stock on the stated maturity date, which may be lower than the ending value.

Any return on the securities will be limited to the sum of the coupon payments. You will not participate in any appreciation of the Underlying Stock, but you will have downside exposure to the Underlying Stock if the ending value is less than the threshold value.

The initial estimated value of the securities determined by us as of the pricing date, which we refer to as the initial estimated value, is expected to be between $921.00 and $971.00 per security and will be less than the original offering price of the securities. We describe the determination of the initial estimated value in more detail in the accompanying preliminary pricing supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision. Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

Preliminary Pricing Supplement:

https://www.sec.gov/Archives/edgar/data/1000275/000095010326010956/dp250286_424b2-wfceln399amzn.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

An investment in the securities involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read also the “Selected Risk Considerations” section of the accompanying preliminary pricing supplement and the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the securities unless you understand and can bear the risks of investing in the securities.

Risks Relating To The Terms And Structure Of The Securities

•	If The Securities Are Not Automatically Called Prior To Stated Maturity, You May Lose Some Or All Of The Face Amount Of Your Securities At Stated Maturity.

•	You Will Be Exposed To The Decline In The Underlying Stock If The Ending Value Is Less Than The Threshold Value, But Will Not Participate In Any Positive Performance Of The Underlying Stock.

•	Higher Coupon Rates Are Associated With Greater Risk.

•	You Will Be Subject To Reinvestment Risk.

•	A Coupon Payment Date, A Call Settlement Date Or The Stated Maturity Date May Be Postponed If A Call Date Or The Final Calculation Day Is Postponed.

•	Payments On The Securities Are Subject To Our Credit Risk, And Market Perceptions About Our Creditworthiness May Adversely Affect The Market Value Of The Securities.

•	The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Uncertain.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•	There May Not Be An Active Trading Market For The Securities And Sales In The Secondary Market May Result In Significant Losses.

•	The Initial Estimated Value Of The Securities Will Be Less Than The Original Offering Price.

•	The Initial Estimated Value Of The Securities Is Only An Estimate, Calculated As Of The Time The Terms Of The Securities Are Set.

•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

Risks Relating To Conflicts Of Interest

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

Risks Relating To The Underlying Stock

•	Investing In The Securities Is Not The Same As Investing In The Underlying Stock.

•	Historical Values Of The Underlying Stock Should Not Be Taken As An Indication Of Its Future Performance During The Term Of The Securities.

•	The Securities May Become Linked To The Common Stock Of A Company Other Than The Original Underlying Stock Issuer.

•	We Cannot Control Actions By The Underlying Stock Issuer.

•	We And Our Affiliates Have No Affiliation With The Underlying Stock Issuer And Have Not Independently Verified Its Public Disclosure Of Information.

•	You Have Limited Anti-dilution Protection.

Royal Bank of Canada has filed a registration statement (including a product supplement, prospectus supplement and prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents that we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you those documents if you so request by calling toll-free at 1-877-688-2301.

As used in this document, “Royal Bank of Canada,” “we,” “our” and “us” mean only Royal Bank of Canada. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.